Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2026 relating to the financial statements of Republic Airways Holdings Inc., appearing in the Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 18, 2026